For the semi-annual period ended (a) September 30, 2003
File number (c) 811-4710



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


An Annual Meeting of Stockholders was held on August 13, 2003. At such meeting the stockholders elected the entire slate of Class II Directors.


a)	Approval of Directors

					Affirmative	 Shares
					votes cast
	Withheld

		 Robert H. Burns		6,428,543		251,683
		 Douglas Tong Hsu		6,478,177		202,050
		 David G.P. Scholfield	6,589,723		90,503